Exhibit 10.4
Fidelity National Information Services, Inc.

Notice of Performance Stock Unit Grant

You (the “Grantee”) have been granted the following award of performance stock units (the “Performance Stock Units”) denominated in shares of common stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”):

Grantee:	«Name»
Number of Performance Stock Units Granted:	«Shares»
Grant Date:	«Date»
Vesting and Period of Restriction:	See Exhibit A
Measurement Periods:	See Exhibit A

See the Performance Stock Unit Award Agreement and Plan Prospectus for the specific provisions related to this Notice of Performance Stock Unit Grant and important information concerning this award.

This document is intended as a summary of your individual performance stock unit award. If there are any discrepancies between this summary and the provisions of the Performance Stock Unit Award Agreement, Plan Document and Plan Prospectus, the provisions of those documents will prevail.

Fidelity National Information Services, Inc.
Amended and Restated
2008 Omnibus Incentive Plan
Performance Stock Unit Award Agreement

Section 1. GRANT OF PERFORMANCE STOCK UNITS

(a) Performance Stock Unit. On the terms and conditions set forth in the Notice of Performance Stock Unit Grant and this Performance Stock Unit Award Agreement (this “Agreement”), Fidelity National Information Services, Inc. (the “Company”) grants to the Grantee on the Grant Date the Performance Stock Units set forth in the Notice of Performance Stock Unit Grant (the “Grant”) and the Grantee, by acceptance hereof, agrees to the terms and conditions of this Agreement.

(b) Plan and Defined Terms. The Performance Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Performance Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”), the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Performance Stock Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. FORFEITURE; TRANSFER RESTRICTIONS; AND CHANGE IN CONTROL
(a) Forfeiture. The Performance Stock Units shall be subject to forfeiture until the Performance Stock Units vest in accordance with Exhibit A, except (i) in the case of death, Disability, Qualified Involuntary Termination, an Involuntary Termination or Qualified Retirement of the Grantee or (ii) to the extent otherwise provided by this Agreement or the provisions of an employment agreement between the Company or its Subsidiary and the Grantee, all unvested Performance Stock Units shall be forfeited upon the termination of the Grantee’s employment with the Company or its Subsidiary for any reason, provided that:

(i)In the event of the Grantee’s death or Disability, then all such unvested Performance Stock Units shall vest as of the date of the Grantee’s death or Disability and become free of any forfeiture and transfer restrictions described in this Agreement and payment shall be made in respect of such Performance Stock Units in accordance with Section 3 of this Agreement. The number of outstanding Performance Stock Units Eligible to be Earned for a Measurement Period as of the date of the Grantee’s death or Disability will have the Performance Achievement modifier applied at Target as defined in Exhibit A unless the date of the Grantee’s death or Disability occurs after a Measurement Period End Date, in which case the outstanding Performance Stock Units Eligible to be Earned for that Measurement Period will have the modifier applied in accordance with Exhibit A and will vest on the corresponding Grant Date anniversary of such Measurement Period.
(ii)If the Grantee’s employment with the Company or its Subsidiary terminates due to a Qualified Retirement prior to the vesting of all Performance Stock Units or any other past unvested Performance Stock Units covered under the Qualified Retirement Equity Program, then all such unvested Performance Stock Units that have been outstanding for a period of at least nine (9) months as of the date of the Grantee’s Qualified Retirement (regardless of whether the Company specifies an earlier approved retirement date) shall continue to vest in accordance with Exhibit A and the terms of this Agreement

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following the date of the Grantee’s Qualified Retirement notwithstanding the Grantee’s termination of employment prior to the applicable Grant Date anniversary. Any unvested Performance Stock Units that have been outstanding for a period less than nine (9) months as of the date of the Grantee’s Qualified Retirement shall be canceled upon Grantee’s termination of employment with the Company. If Grantee gives a proper Notice of Retirement and the Company specifies an earlier approved retirement date inside of the required nine (9) month period, such affected equity will not be cancelled and will continue to be treated as an Eligible Equity Award. The continued vesting due to a Qualified Retirement described herein is contingent upon the Grantee’s compliance with the post-termination Restrictive Covenants set forth in Section 6 of this Agreement (including, upon request by the Company, Grantee’s execution of a compliance certificate confirming Grantee’s compliance with the post-termination Restrictive Covenants set forth in Section 6 of this Agreement) and the execution of a release of all claims against the Company and its affiliates and related parties in such form as is reasonably required by the Company. To be eligible for a Qualified Retirement, Grantee must provide their Notice of Retirement in accordance with the terms of the Qualified Retirement Equity Program.
(iii)If Grantee’s employment with the Company terminates due to a Qualified Involuntary Termination prior to the vesting of all Performance Stock Units or any other past unvested Performance Stock Units covered under the Qualified Retirement Equity Program, then all such unvested Performance Stock Units as of the date of Grantee’s Qualified Involuntary Termination shall continue to vest with respect to the Performance Restriction in accordance with the terms of this Agreement for twelve (12) months following the date of Grantee’s Qualified Involuntary Termination, at which point any Banked Performance Stock Units (as defined in Exhibit A) as of the end of such twelve (12) month period shall vest and become free of any forfeiture and transfer restrictions described in this Agreement and any unvested Performance Stock Units that have not vested shall be canceled. The continued vesting due to a Qualified Involuntary Termination described herein is contingent upon the Grantee’s compliance with the post-termination Restrictive Covenants set forth in Section 6 of this Agreement.
(iv)If Grantee’s employment with the Company terminates due to an Involuntary Termination prior to the vesting of all Performance Stock Units, then all Banked Performance Stock Units (as defined in Exhibit A) as of the date of Grantee’s Involuntary Termination shall vest as of the date of the Grantee’s Involuntary Termination and become free of any forfeiture and transfer restrictions described in this Agreement and payment shall be made in respect of such Banked Performance Stock Units in accordance with Section 3 of this Agreement.

(v)If on or after the Measurement Period End Date of a Measurement Period the Grantee’s employment with the Company or its Subsidiary is terminated by the Company for any reason other than for Cause (and other than due to death or Disability), then all unvested Performance Stock Units outstanding that are earned for such Measurement Period completed prior to such termination shall vest as of the corresponding Grant Date anniversary in accordance with Exhibit A and all other unvested Performance Stock Units shall be immediately forfeited upon the termination of the Grantee’s employment with the Company or its Subsidiary.

(vi)The term “Disabled” or “Disability” for purposes of this Agreement shall mean (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Grantee.

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(vii)The term “Qualified Retirement”1 for purposes of this Agreement or any other past Performance Stock Unit grant covered under the Qualified Retirement Equity Program shall mean the Grantee’s voluntary retirement from employment with the Company or its Subsidiary, upon one (1) year’s prior written notice to the Company during calendar year 2021 and six (6) months’ prior written notice to the Company in 2022 and beyond (the “Notice of Retirement”), on or after attaining a minimum of sixty-five (65) “points” as determined upon the date of Grantee’s Notice of Retirement, comprised of the Grantee’s age upon the date of Notice of Retirement with a minimum age of fifty-five (55) years, plus the Grantee’s Years of Service upon the date of Notice of Retirement with a minimum of five (5) Years of Service.

(viii)The term “Years of Service” for the purposes of this Agreement shall mean the total consecutive and continuous service with the Company, a Subsidiary or a predecessor entity of the Company or its Subsidiary, as an Employee.

(ix)The term “Qualified Retirement Equity Program” shall mean the Company’s Qualified Retirement Equity Program approved by the Company’s Compensation Committee effective as of January 1, 2021, as may be amended from time to time.

(x)The term “Qualified Involuntary Termination” for purposes of this Agreement or any other past Performance Stock Unit grant covered under the Qualified Retirement Equity Program shall mean Grantee’s involuntary termination of employment by the Company, other than for Cause (as defined herein), at a time when Grantee would have satisfied the requirements for a Qualified Retirement on the date of termination.

(xi)The term “Involuntary Termination” for purposes of this Agreement shall mean Grantee’s involuntary termination of employment by the Company, other than for Cause (as defined herein).

(xii)The term “Cause” for purposes of this Agreement shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or its affiliate or Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or its affiliate or Subsidiary, the term “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care, (B) willful neglect of duties, (C) conviction of, or pleading guilty or nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude, (D) commission of an act of fraud or an omission constituting fraud, (E) material breach of this Agreement, including without limitation, of a breach of Section 6 of this Agreement, (F) material breach of Company’s business policies, accounting practices, codes of conduct or standards of ethics, or (G) failure to materially cooperate with or impeding an investigation authorized by the Board.

(xiii)The term “Good Reason” termination for purposes of this Agreement shall apply in this Agreement only if the Grantee has an employment agreement with the Company or its affiliate or Subsidiary with an applicable Good Reason provision and shall have the meaning ascribed to that term in such employment agreement.

11 Reflects the definition of a Qualified Retirement for participants located in the United States. Eligibility definitions for a Qualified Retirement may vary for participants located outside of the United States to comply with applicable law. Please consult The People Office for the applicable definition of a Qualified Retirement for Employee participants located outside of the United States

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(xiv)If any provision of this Section 2 conflicts with any provision of an employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary which is currently or then in effect, such conflicting provisions of that the Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to the Grantee. To the extent an acceleration of vesting and lapse of the Period of Restriction is triggered in accordance with the terms of this Agreement (i.e., death or disability) then for any Performance Stock Units granted and outstanding pursuant to this Agreement as of the date of the Grantee’s termination of employment, the number of such Performance Stock Units Eligible to be Earned for a Measurement Period in which the Grantee’s termination of employment occurs will have the Performance Achievement modifier applied at Target as defined in Exhibit A unless the Grantee’s date of termination of employment occurs after a Measurement Period End Date, in which case the outstanding Performance Stock Units Eligible to be Earned for such Measurement Period completed prior to such termination will have the modifier applied in accordance with Exhibit A, and the earned Performance Stock Units will vest on the corresponding Grant Date anniversary of such Measurement Period.

(b) Transfer Restrictions. During the Period of Restriction, the Performance Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Performance Stock Units are subject to a Period of Restriction. The Grantee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Company stock; (ii) engaging in short sale transactions with the Performance Stock Units and Company stock and; (iii) pledging the Performance Stock Units and Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For the Grantee who is not such designated executive officer, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Company stock and (ii) engaging in short sale transactions with the Performance Stock Units and Company stock.
(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Performance Stock Units in accordance with the Notice of Performance Stock Unit Grant. For avoidance of doubt, once Performance Stock Units vest, the Period of Restriction lapses as to those units. Subject to the terms of the Plan and Sections 2(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.

(d) Holding Requirement Following Period of Restriction. If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board of Directors of the Company), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any Shares paid to the Grantee as-of the Payment Date pursuant to Section 3 (net of any shares required to be sold, withheld or otherwise to satisfy tax withholding pursuant to Section 7(b)), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”); provided, however, that this Section 2(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

(e) Change in Control.
(i)Subject to Section 2(e)(ii) below, in the event of a Change in Control, (A) all outstanding Performance Stock Units Eligible to be Earned for any Measurement Period that has been completed prior to the Change in Control, but in respect to which payment has not been made, shall immediately vest in

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an amount equal to the total number of Performance Stock Units Eligible to be Earned for that Measurement Period multiplied by the greater of (1) the target level Performance Achievement modifier for the Measurement Period or (2) the Performance Achievement modifier actually achieved for the Measurement Period, as determined by the Committee in its sole discretion prior to the Change in Control and (B) all outstanding Performance Stock Units Eligible to be Earned for each Measurement Period that has not been completed prior to the Change in Control shall vest in an amount equal to the total number of Performance Stock Units Eligible to be Earned for the Measurement Period multiplied by the greater of (1) the target level Performance Achievement modifier for the Measurement Period or (2) the projected actual Performance Achievement modifier based on the level of projected achievement of the performance goals for that Measurement Period that are reasonably determinable, as determined by the Committee in its sole discretion prior to the Change in Control, but, in each case, notwithstanding Section 3 of this Agreement, payment will not be made in respect of any such vested Performance Stock Units that are subject to Section 409A until such time that the Performance Stock Units would have otherwise become payable in accordance with the provisions of this Agreement and, in the case of an Involuntary Termination (as defined in the Plan), payment shall be made upon such Involuntary Termination (as defined in the Plan), subject to any delay in payment required by Section 7(j) of this Agreement to the extent such award is subject to Section 409A, or, if earlier, when payment would have otherwise been made in accordance with the provisions of this Agreement.
(ii)If the outstanding Performance Stock Units granted pursuant to this Agreement are assumed or a substantially equivalent award is substituted therefor in connection with the Change in Control, then all outstanding Performance Stock Units Eligible to be Earned (A) for any Measurement Period that has not completed prior to the Change in Control or (B) for any Measurement Period that has been completed prior to the Change in Control, but in respect to which payment has not been made, shall, immediately prior to such Change in Control, be converted to restricted stock units subject only to the Time-based Restrictions in an amount equal to the amount of the Performance Stock Units Eligible to be Earned for each such Measurement Period multiplied by the greater of (1) the target level Performance Achievement modifier for the Measurement Period or (2) the projected Performance Achievement modifier based on the level of projected achievement of the performance goals for that Measurement Period that are reasonably determinable (or, in the case of any Measurement Period competed prior to the Change in Control, but in respect to which payment has not been made, the actual Performance Achievement), as determined by the Committee in its sole discretion prior to the Change in Control (the “Converted RSUs”). Such Converted RSUs will not vest except pursuant to the continuing or amended terms of the grant agreement evidencing such assumed or substitute award, provided, however, in the event of the Grantee’s death, Disability or Involuntary Termination (as defined in the Plan) prior to the vesting of all such assumed or substitute award, then the unvested portion of the award shall vest as of the date of the Grantee’s death, Disability or Involuntary Termination (as defined in the Plan) and payment in respect of such vested award shall be made upon such death or Disability or, in the case of an Involuntary Termination (as defined in the Plan), payment shall be made upon such Involuntary Termination (as defined in the Plan) , subject to any delay in payment required by Section 7(j) of this Agreement to the extent such award is subject to Section 409A, or, if earlier, when payment would have otherwise been made in accordance with the provisions of this Agreement.

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Section 3. PAYMENT IN RESPECT OF PERFORMANCE STOCK UNITS

Except as specifically provided pursuant herein, as soon as practicable (and in no case more than 30 days) after a Performance Stock Unit becomes vested (the “Payment Date”), the Company will make payment to the Grantee in respect of the vested Performance Stock Units by delivering to the Grantee a number of Shares equal to the number of Performance Stock Units that vested less any required tax withholding pursuant to Section 7(b) of this Agreement.

Section 4. TRADING STOCK AND SHAREHOLDER RIGHTS

(a)The Grantee is subject to insider trading liability if the Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed as such by the Board of Governors of the Company), or someone designated as an “insider” by the Company, the Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as the “blackout period.” The recurring “blackout period” begins at the end of each calendar quarter and ends two (2) trading days following the Company’s earnings release.

(b)    Prior to the Payment Date, the Grantee shall not have any rights as a shareholder of the Company in connection with these Performance Stock Units and the Grantee’s interest in the Performance Stock Units shall make the Grantee only a general, unsecured creditor of the Company, unless and until the Shares are distributed to the Grantee. Following delivery of Shares upon the Payment Date, the Grantee shall have all rights as a shareholder with respect to such Shares.

SECTION 5.    DIVIDEND EQUIVALENTS

(a) Any dividend equivalents earned with respect to Performance Stock Units which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.

(b) Such held dividend equivalents shall be subject to the same Period of Restriction as the Shares to which they relate.

(c) Any dividend equivalents held pursuant to this Section 5 which are attributable to Performance Stock Units which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.

(d) Dividend equivalents attributable to Performance Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

Section 6. GRANTEE OBLIGATIONS; RESTRICTIVE COVENANTS

In consideration for the benefits provided herein, the Grantee agrees to abide by the following terms:

(a)    Confidential Information. The Grantee has occupied a position of trust and confidence and has had access to substantial information about the Company and its affiliates and Subsidiaries, and their operations, that is confidential or not generally known in the industry including, without limitation,

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information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates and subsidiaries. The Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates and Subsidiaries, as the case may be. The Grantee will keep confidential and, outside the scope of the Grantee’s duties and responsibilities with the Company and its affiliates and Subsidiaries, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, at all times before and after the termination of the Grantee’s employment, for any reason, the Grantee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will the Grantee use any such information, either alone or with others, outside the scope of the Grantee's duties and responsibilities with the Company and its affiliates.

(b)    Noncompetition, Nonsolicitation and Non-Hire. The Grantee acknowledges that he/she has acquired substantial knowledge and confidential information concerning the business of the Company and its affiliates as a result of his/her employment. The Grantee further acknowledges that the scope of business in which the Company and its affiliates and Subsidiaries are engaged as of the Grant Date is international and very competitive. Competition by the Grantee in that business after the termination of the Grantee’s employment, for any reason, could severely injure the Company and its affiliates and Subsidiaries.

In this Section:

(i)    “Competitive Business” shall mean any firm or business that directly competes with any business unit of the Company or its affiliates or Subsidiaries in which the Grantee has worked during the two-year period prior to termination of his/her employment;

(ii)    “Restricted Territory” shall mean any country or other geographic scope in which Company or its affiliates or Subsidiaries conducted business in the twelve months prior to the termination of the Grantee’s employment in relation to which the Grantee had material responsibilities;

(iii)    “Customer” shall mean any business or person for which the Company or its affiliates or Subsidiaries provided products or services during the twelve months prior to the termination of the Grantee’s employment; and

(iv)    “Prospective Customer” shall mean any business or person from which the Company or its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of the Grantee’s employment.

During the Grantee’s employment and for a period ending on the later of (A) one year after the termination of the Grantee’s employment, for any reason (other than a Qualified Retirement), or (B) in the case of a termination of the Grantee’s employment due to a Qualified Retirement for purposes of post-termination vesting, the date on which the Performance Stock Units become fully vested in accordance with Section 2(a)(ii) herein, the Grantee agrees:

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(1)that, in the Restricted Territory, the Grantee will not, directly or indirectly: (i) become an employee, consultant, directors, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company, its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer; and

(2)not to, directly or indirectly, on behalf of the Grantee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of the Company or any affiliate or Subsidiary during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(c)     The Grantee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. The Grantee agrees that the Company's remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting the Grantee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, the Grantee and the Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(d)    No provision of Section 6 shall apply to restrict the Grantee’s conduct, or trigger any reimbursement or recoupment obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

(e)    The Grantee also recognizes and acknowledges that the value of the Grant he/she is receiving under this Agreement represents a portion of the Grantee’s value to the Company such that if the Grantee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Grant represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by the Grantee of any restriction contained in Section 6, such breach shall be considered a material breach of the terms of the Plan, and any other program, plan or arrangement by which the Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if the Grantee breaches any restrictive covenant contained in Section 6, the Company shall also be entitled to revoke any portion of the Grant for which the restrictions have not lapsed and recover any shares (or the gross value of any shares) delivered or deliverable to the Grantee pursuant to this Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any restrictive covenant in this Section 6 by the Grantee, the Company may restrict any shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to the Grantee, and will remove such restriction placed on such shares only upon its determination in good faith that the Grantee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with the Grantee.

SECTION 7.    MISCELLANEOUS PROVISIONS

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(a) Acknowledgements. The Grantee hereby acknowledges that they have read and understand the terms of the Plan and this Agreement, and agree to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting of the Performance Stock Units or the transfer of Shares paid to the Grantee under this Agreement and that the Grantee should consult an independent tax advisor.

(b) Tax Withholding. Pursuant to Article 20 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to this Performance Stock Units. The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Performance Stock Unit Grant by the Company, the Board or the Committee.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Grantee at the address that they most recently provided in writing to the Company.

(e) Choice of Law. This Agreement and the Notice of Performance Stock Unit Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Performance Stock Unit Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f) Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Performance Stock Unit Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Performance Stock Unit Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(g) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

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(h) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i) References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A and the Plan and this Agreement shall be interpreted accordingly. All payments hereunder shall be deemed separate payments for purposes of Section 409A. For purposes of any payment hereunder in respect of Performance Stock Units subject to Section 409A, references to the Grantee’s termination of employment (or words of like import) shall mean the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything in the Plan, this Agreement or any employment agreement by and between the Grantee and the Company or its affiliate or Subsidiary to the contrary, if the Grantee is a “specified employee” under Section 409A, no payment hereunder that is subject to Section 409A shall be made as a result of a “separation from service” of the Grantee until the earlier of (i) the first business day following the six-month anniversary of the Grantee’s separation from service or (ii) the date of the Grantee’s death. To the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), payment in respect of the Performance Stock Units subject to Section 4009A may be accelerated in connection with a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) without the consent of the Grantee.

SECTION 8.    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION

The Grantee, in accepting the grant of Performance Stock Units, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.
(b)The grant of the Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, will be at the sole discretion of the Committee.

(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s employment agreement (if any) and are not part of the Grantee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Performance Stock Units are not intended to replace any pension rights or compensation.

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(f)The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its Subsidiaries.

(g)In the event that the Grantee's employer is not the Company, the grant of the Performance Stock Units will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Performance Stock Units will not be interpreted to form an employment contract with the Grantee’s employer or any affiliate or Subsidiary.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Stock Units, the value of any acquired Shares may increase or decrease. The Grantee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Performance Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units or diminution in value of the Performance Stock Units or any of the Shares issuable under the Performance Stock Units from termination of the Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee's employer, and the Grantee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9.    DATA PRIVACY
(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Agreement by and among, as applicable, the Grantee's employer, the Company, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Grantee's employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee's employment, the nature and amount of the Grantee's compensation and the fact and conditions of the Grantee's participation in the Plan, including, but not limited to, the Grantee's name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee's country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee's country. The Grantee understands that

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the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee's local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee's consent may affect the Grantee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee's local human resources representative.

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EXHIBIT A
Vesting and Restrictions

The Performance Stock Units are subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

1.MEASUREMENT PERIODS

Subject to the terms and conditions hereof and of the Plan, the Performance Stock Units Eligible to be Earned each Measurement Period are subject to the performance restrictions set forth below during each Measurement Period (the “Performance Restrictions”), which are measured on three separate measurement periods that each begin on January 1 and each end on December 31 of calendar years 2021, 2022 and 2023 respectively (the “Measurement Periods”).

Measurement Periods	Measurement Period Start Date	Measurement Period End Date	Portion of Performance Stock Units Eligible to be Earned:
Period 1	January 1, 2021	December 31, 2021	One-third of the Performance Stock Units granted
Period 2	January 1, 2022	December 31, 2022	One-third of the Performance Stock Units granted
Period 3	January 1, 2023	December 31, 2023	One-third of the Performance Stock Units granted

2.PERFORMANCE GOALS

(a)The Performance Restrictions have been established by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee may equitably adjust the Performance Restrictions below in the event a pandemic, force majeure event or similar event over which the Company has no control renders the Performance Goals ineffective.

(b)After the end of each Measurement Period, the Company will determine (and the Committee will certify) the Company’s Annual Organic Revenue Growth and Annual Margin Expansion during each Measurement Period. Fifty percent (50%) of the Performance Stock Units Eligible to be Earned at each Measurement Period are subject to an Annual Organic Revenue Growth performance goal and fifty percent (50%) of the Performance Stock Units Eligible to be Earned at each Measurement Period are subject to an Annual Margin Expansion performance goal, in each case as described below. For each Measurement Period, interpolation will apply between the “Threshold” and “Target” performance goals and between the “Target” and “Maximum” performance goals; provided, however, no Performance Stock Units will be earned for a Measurement Period with respect to a performance goal if the “Threshold” level is not achieved for such performance goal.

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	Threshold	Target	Maximum
Annual Organic Revenue Growth	5%	8%	10%
Annual Margin Expansion	.25%	.5%	1.0%
Vesting (% of target)	50%	100%	200%

(c)After the end of each Measurement Period, the Company will determine (and the Committee will certify) the total Performance Stock Units earned for such Measurement Period (based on the number of Performance Stock Units Eligible to be Earned for such Measurement Period), which earned Performance Stock Units shall be subject to the TSR Modifier described in Section 4 below; provided, however, the total Performance Stock Units earned for a Measurement Period, if any, shall remain subject to the Time-Based Restriction described in Section 4 below.

(d)The term “Annual Organic Revenue Growth” means the year over year percentage increase for each Measurement Period of GAAP Revenue as reported in the Company’s Annual Report on Form 10-K, excluding the impact of fluctuations in foreign currency exchange rates for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS and excluding revenues from our non-strategic businesses in our Corporate and Other segment.

(e)The term “Annual Margin Expansion” means the year over year increase for each Measurement Period in the percentage of Adjusted EBITDA divided by GAAP Revenue, both as reported in the Company’s Annual Report on Form 10-K. Adjusted EBITDA is defined as net earnings (loss) before net interest expense, net other income (expense), income tax provision (benefit), equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature. For purposes of this calculation, Annual Margin Expansion excludes the impact of the non-strategic businesses in our Corporate and Other segment.

3.TSR Modifier

(a)After the end of each Measurement Period, the total Performance Stock Units earned for a Measurement Period in accordance with Section 2 above, if any, shall be adjusted by applying a TSR modifier to the Performance Stock Units earned for such Measurement Period. The TSR Modifier is based on the Company’s Relative TSR Percentile Rank for the Measurement Period compared to the TSR of the S&P 500 companies, as described below. For the avoidance of doubt, the maximum amount of the Performance Stock Units Eligible to be Earned for each Measurement Period may not exceed 230% of the Performance Stock Units Eligible to be Earned for each Measurement Period. Following the application of the TSR Modifier to the total Performance Stock Units earned for a Measurement Period in accordance with Section 2 above, then such earned Performance Stock Units, as modified by the TSR Modifier, shall be deemed to have satisfied the Performance Restriction described above (the “Banked Performance Stock Units”); provided, however, the Banked Performance Stock Units shall remain subject to the Time-Based Restriction described below.

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TSR Modifier Structure
Percentile Performance	Modifier
>=75th percentile	+15%*
26th to 74th percentile	No adjustment
<=25th percentile	-15%*
            *multiplied by the total Performance Stock Units earned for each Measurement Period

(b)For all Measurement Periods subject to this Grant, the peer group (the “Peer Group”) consists of the shares of the companies that are included in the S&P 500 index (the “Index”) at the Measurement Period Start Date of Period 1. If the shares of a company are removed from the Index due to bankruptcy or Insolvency during a Measurement Period, the shares of that company will not be removed from the Peer Group. If the shares of a company in the Peer Group are removed from the Index due to merger, acquisition or other corporate action during a Measurement Period, the shares of the company removed from the Index will be removed from the Peer Group for a Measurement Period only where the date of removal from the Index occurs prior to the Measurement Period End Date of a Measurement Period.

(c)The calculation of the TSR for purposes of determining the TSR modifier for a Measurement Period is the average daily closing price per share for the last twenty (20) trading days of the Measurement Period (the “Ending Stock Price”) minus the average daily closing price per share for the last twenty (20) trading days immediately preceding the Measurement Period Start Date (the “Beginning Stock Price”), plus Reinvested Dividends, with the resulting amount divided by the Beginning Stock Price. “Reinvested Dividends” will be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Measurement Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the entire duration of the Measurement Period. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting Shares of the Company and the shares of the companies in the Peer Group. For companies in the Peer Group that are not on a calendar fiscal year, the TSR modifier will be measured consistent with the Company’s calendar fiscal year. For the avoidance of doubt, the TSR modifier formula is:

TSR = (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

Any Performance Stock Units that fail to be earned in a Measurement Period based on the satisfaction of the Performance Restriction for a Measurement Period shall be immediately forfeited to the Company.

Time-Based Restriction

4.Time-Based Restriction

For any Banked Performance Stock Units to vest, the Grantee must remain continuously employed by the Company from the Grant Date through the 3rd anniversary of the Grant Date (the “Time-Based Restriction”).

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